EXHIBIT 99.1


                             N E W S   R E L E A S E




January 27, 1994


CONTACT:


Martin I. Zankel         Dean Banks
Chairman of the Board    Chief Financial Officer


FOR IMMEDIATE RELEASE:

                      LANDSING PACIFIC FUND, INC. ANNOUNCES
                 STRATEGIC DISPOSITION PLAN AND SALE OF PROPERTY

SAN MATEO, CA -- Landsing Pacific Fund, Inc. (AMEX: LPF) today announced that at a  recent meeting, the Board of Directors determined to investigate and consider possible  courses of action for the future direction of the Fund, including  the possible  sale  or  liquidation of the Fund or some or all  of  its  assets,  or effecting  a  merger or other business combination.  One course of action  which management has been authorized to undertake is to explore the disposition of its properties  in certain markets.  The Fund plans to concentrate its  holdings  in

Northern  California,  Colorado and the Northwest.   The  markets  selected  for

withdrawal  are  those  in which the Fund currently has holdings  but  does  not foresee  a  long-term presence.  Those markets are St. Paul, MN, Oklahoma  City,

OK, Houston, TX, and Boise, ID.





To  reflect the Board action, the Fund will reduce the carrying value of certain properties as of December 31, 1993 by making a $23.1 million provision for loss.

This  provision for loss will include a write down of the value of the Multnomah

Apartment  Building, in order to better reflect current estimates of the  amount which the Fund may realize from the development of the property.



The Fund also announced the sale of the Twin Oaks Executive Center in Beaverton,

Oregon  on  January  24, 1994.  The net proceeds of the sale were  approximately

$710,000.   The Fund recorded a $400,000 provision for loss on the sale  of  the property as of September 30, 1993.



Landsing Pacific Fund, Inc. is a self-administered real estate investment  trust with  equity investments in industrial properties, shopping centers  and  office buildings.  It is traded on the American Stock Exchange under the symbol "LPF".